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                                                                    EXHIBIT 99.1


                          [GROSSMAN'S INC. LETTERHEAD]



FOR IMMEDIATE RELEASE                    CONTACT:  Dirck K. Iacobelli
                                                   Interim Vice President and
                                                   Chief Financial Officer
                                                   (617) 830-4556



                    GROSSMAN'S INC. EMERGES FROM CHAPTER 11
                    ---------------------------------------


CANTON, MA (December 9, 1997) - Grossman's Inc., today announced that its Chapter 11 Plan of Reorganization was confirmed by the United States Bankruptcy Court for the District of Delaware. JELD-WEN, inc., a leading manufacturer of window and door products, is the co-sponsor of the Plan and is making a fund of $8.65 million available for distribution to unsecured creditors of Grossman's. JELD-WEN will also provide necessary financing for the reorganized Grossman's. Thomas E. Arnold, Jr., Chief Executive Officer of Grossman's, stated that the Plan will enable Grossman's to successfully emerge from Chapter 11 by the end of this year and to continue its current operations.

Under the Plan, unsecured creditor claims of $25,000 or less will receive 23 cents on the dollar. Qualified unsecured creditor claims in excess of $25,000 will receive their pro rata share of an "unsecured recovery pool" and 50 percent of the common stock in reorganized Grossman's. Grossman's, JELD-WEN and the Official Committee of Unsecured Creditors have filed a motion with the Bankruptcy Court seeking authority to make a 14 cent initial distribution from the unsecured recovery pool to qualified unsecured creditors. Based upon claims processing results to date, subsequent distributions may be made to such qualified unsecured creditors from the unsecured recovery pool.

Statements contained in this release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Important factors, beyond the company's control, that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the need for approvals by the Bankruptcy Court, competition, stability of customer demand, the sufficiency of its capital resources and the claims processing process. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligations to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Grossman's Inc. operates 15 stores under the name Contractors' Warehouse in California, Indiana, Kentucky and Ohio and 29 stores under the name Grossman's Bargain Outlet in Massachusetts, New York and Rhode Island.


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